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                                                                    Exhibit 99.1

   Aurora Foods Finalizes Bondholder Agreement and Preferred Stock Issuance

     ST. LOUIS, Sept. 20 /PRNewswire/ -- Aurora Foods Inc. (NYSE: AOR) today announced it has finalized its agreement with bondholders that provides increased financial flexibility and ensures it is in compliance with covenants under its related indentures.

     As previously reported, the agreement calls for the Company to issue in a private placement to holders who consent, 17.71078 shares of its common stock per $1,000 aggregate principal amount of notes to which the consent relates, or 7,084,312 shares in the aggregate assuming 100% participation of the $400 million principal amount of notes outstanding and the closing price of the Company's common stock prior to mailing of the consent solicitation. The issues affected are the two 9 7/8% Senior Subordinated Notes due 2007 and the 8 3/4% Senior Subordinated Notes due 2008.

     The amendments will also allow the Company to incur up to $90 million of additional senior indebtedness since the Company intends to replace an existing $60 million receivables-sale arrangement and increase the call premium on the outstanding Notes by 2% in each year starting in 2002 for the two 9 7/8% Notes and 2003 for the 8 3/4% Notes.

     The Company also received waivers of past defaults under the Notes, so that the Company is no longer in default under the terms of its senior subordinated notes (the "Notes"). As part of the agreement with the holders of Notes to deliver such consents, the Company agreed to issue, and today has issued, 3,750,000 shares of Series A Preferred Stock to certain investors affiliated with current shareholders of the Company in exchange for $15 million. The transaction would normally require approval of the Company's shareholders according to the Shareholder Approval Policy of the New York Stock Exchange (the "Exchange"). The Audit Committee of the Board of Directors of the Company determined that delay necessary in securing shareholder approval prior to the issuance of the Series A Preferred Stock and the necessary amendments to the indentures governing the notes would seriously jeopardize the financial viability of the Company. Because of that determination, the Audit Committee, pursuant to an exception provided in the Exchange's shareholder approval policy for such a situation, expressly approved the Company's omission to seek the shareholder approval that would otherwise have been required under that policy. The Exchange has accepted the Company's application of the exception.

     The Company, in reliance on the exception, is mailing to all shareholders a letter notifying them of the Series A Preferred Stock issuance without seeking their approval.

     This announcement is neither a solicitation of consents with respect to Aurora Foods Inc.'s Senior Subordinated Notes nor an offer of its common stock. Such solicitation and offer will be made only by means of a confidential private placement memorandum and consent solicitation to holders of the Company's Senior Subordinated Notes.

SOURCE   Aurora Foods Inc.
                                  09/20/2000
  CONTACT: Mark Kollar of Broadgate Consultants, Inc., 212-232-2222, for Aurora Foods Inc.
  (AOR)